Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Feb. 16, 2011

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	Travis Campbell (918) 573-2944	Sharna Reingold (918) 573-2078	David Sullivan (918) 573-9360

Williams to Pursue Separating Into Two Stand-Alone, Publicly Traded Companies; Boosts Dividend
60%

•	Actions Will Create Two More Tightly Focused Energy Companies – Infrastructure and Exploration & Production

•	Williams to Focus on Large Infrastructure That Optimizes and Connects North America’s Abundant Natural Resources to Premium Markets

•	Williams to Initiate High-Dividend Strategy; Plans 60% Increase Starting With Quarterly Payout in June 2011, Targeting Additional 10%-15% Increase in June 2012

•	Williams to Create Separate Exploration & Production Company; Partial IPO in 3Q 2011 Followed by Spinoff of Remaining Interest in 2012

•	Williams to Use IPO Proceeds to Pay Down Corporate Debt; Expects to Maintain Investment-Grade Credit Ratings

TULSA, Okla. – Williams’ (NYSE:WMB) board of directors has approved pursuing a plan to separate the company’s businesses into two stand-alone, publicly traded corporations. The plan calls for Williams to separate its exploration and production business via an initial public offering (IPO) in third-quarter 2011 of up to 20 percent of its interest and, in 2012, a tax-free spinoff to Williams shareholders of its remaining interest.

The board also said it plans to boost the quarterly dividend paid to Williams shareholders, with an initial increase of 60 percent to $0.20 per Williams share for the first-quarter 2011 dividend, paid in June. The company is targeting an additional 10 percent to 15 percent increase for the quarterly dividends it will pay beginning in June 2012.

Following the spinoff, Williams shareholders will own a stake in: Williams, a premier owner/operator of North American midstream infrastructure and natural gas pipeline assets; and, separately, a large-scale, independent North American diversified exploration and production company (referenced in this announcement as New E&P) with interests in South America.

Williams believes both the growth potential and overall valuation of its assets will be enhanced as a result of separating its current businesses into two independent entities.

“We have a clear, specific plan to maximize shareholder value while strengthening Williams’ investment-grade credit profile,” said Alan Armstrong, Williams’ chief executive officer. “Williams has generated significant value by operating as an integrated natural gas company. As we look to the future, though, we are convinced that the capital efficiency created by separating into two distinct investment opportunities will allow shareholders to realize greater value.

“Today, Williams has one of the best growth platforms in the industry. Our assets are well-positioned. We have talented, capable and caring employees who continue to fuel our success,” Armstrong said. “This new, two-company model will allow for more intense focus. Williams will focus on meeting the robust demand for infrastructure created by the new, abundant supplies of domestic natural gas. The new E&P company will focus on competitively developing and producing these gas and oil resource plays.”

Two Focused, Well-Positioned Businesses

Williams: A leading North American resource-play infrastructure company

Following the spinoff, Williams will be a large-scale infrastructure company with a business focus on enabling producers and end-users to optimize the value of North America’s significant resource plays. The company expects to continue to have investment-grade credit ratings. Williams’ largest component will be its ownership interests in Williams Partners L.P. (NYSE:WPZ): 100 percent ownership of the general partner, which has a 2 percent interest in Williams Partners and certain preferred rights; and 73 percent limited-partner interest. Williams also will continue to hold and grow its Canadian midstream and U.S. olefins businesses. Williams also owns a 25.5 percent interest in Gulfstream, which it likely will drop down to Williams Partners at a future date in exchange for cash and/or additional partnership interests.

Williams Partners will continue to be a leading diversified master limited partnership (MLP), with expected continuing investment-grade credit ratings and robust access to debt and MLP equity markets. The partnership has an asset portfolio that includes large-scale, stable interstate natural gas pipelines and a substantial suite of geographically diverse midstream assets. This portfolio of best-in-class midstream infrastructure and natural gas pipeline assets also includes a large number of attractive development projects and business opportunities.

New E&P: A diversified independent exploration and production company

New E&P will be one of the largest independent producers of natural gas in the United States. As of Dec. 31, 2010, it has approximately 4.5 Tcfe of proved reserves and 15.9 Tcfe of 3P (proved, probable and possible) reserves. New E&P has new, relatively undeveloped acreage positions in the Marcellus Shale and North Dakota’s Bakken oil play as well as large, established positions in key Rockies basins, including the Piceance, Powder River, San Juan and Green River. New E&P has positions in the Barnett Shale and Arkoma Basin and, through its controlling 69 percent interest in Apco Oil and Gas International Inc. (NASDAQ: APAGF), has significant South American reserves and production in Argentina as well as exploration and production contracts in Colombia.

Williams’ E&P business has generated a five-year compound annual growth rate in production of 12 percent, despite reductions in drilling capital in 2009 and 2010. In the last five years, Williams E&P achieved an average 99 percent drilling success rate and replaced 145 percent of its reserves.

Separate Currencies

Williams and New E&P each will have independent equity currencies they can utilize to grow their respective businesses.

Williams expects that Williams Partners’ equity and debt will continue to be the primary sources of capital to grow the gas pipeline and midstream businesses Williams controls through its Williams Partners holdings. Williams also expects to continue to receive growing cash distributions from its limited partner and general partner interests, including its incentive distribution rights, in Williams Partners.

Financial Strength

Williams and New E&P each are expected to have capital structures and balance sheets that are consistent with other public companies in their segment of the energy industry.

Williams expects to maintain a capital structure that will support its investment-grade credit ratings. The company also expects Williams Partners, which it controls through majority ownership, to maintain its investment-grade ratings.

Leadership

Alan Armstrong will continue to lead Williams as its chief executive officer; Frank MacInnis will continue to serve as non-executive chairman of the Williams board of directors.

Williams will determine and announce New E&P board and management positions in conjunction with the IPO process.

Transaction Terms and Details

Williams intends in third-quarter 2011 to contribute the ownership of its exploration and production assets to New E&P, at which point New E&P will sell up to 20 percent of its common stock in an IPO. The offering is intended to be completed so that it preserves Williams’ ability to complete a tax-free spinoff of its remaining ownership in New E&P to Williams’ shareholders in 2012. Williams has the discretion to determine whether and when to execute the spinoff.

Williams’ two-step separation (partial IPO followed by spinoff of its remaining interest to shareholders) is designed to provide IPO proceeds that Williams expects to use to retire corporate debt and maintain its strong investment-grade credit profile.

Williams’ Higher Dividend Payout

Williams intends to increase its quarterly dividend by 60 percent to $0.20 ($0.80 annually) from $0.125 ($0.50 annually), effective with the first-quarter 2011 dividend, paid in June. The company is targeting an additional 10 percent to 15 percent increase for the quarterly dividends it will pay beginning in June 2012.

Williams expects to fund future dividend increases based on: 1) the expected significant, growing cash flows distributed to Williams through its general- and limited-partner interests in Williams Partners; and 2) the reduction of capital spending needs at Williams as a result of separating the exploration-and-production business.

Additional Information

The separation of Williams into two companies will not require a shareholder vote. The separation plan will be subject to customary regulatory approvals, the receipt of a tax opinion from counsel and/or IRS rulings, the execution of intercompany agreements, finalization of the capital structure of the two corporations, final approval of the Williams board and other customary matters.

Limitations imposed by U.S. securities laws restrict management from providing additional and forward-looking information about separating into two stand-alone companies and New E&P.

Caveats

Any structural change is dependent on numerous factors that include the macroeconomic environment, credit markets, equity markets and energy prices. The company notes that there can be no assurance as to the timing or that the transaction terms announced today will result in any changes to the company’s current structure.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirement of the Securities Act of 1933 or an exemption there from.

Financial and Legal Advisers

Barclays Capital and Citi are acting as lead financial advisers to Williams. J.P. Morgan also serves as a financial adviser to the company. Williams’ legal adviser is Gibson, Dunn & Crutcher LLP

About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership.  More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic condition, operating methods , and governmental regulations.  The SEC permits the optional disclosure of probable and possible reserves.  We have elected to use in this presentation, but not in our Annual Report on Form 10-K, “probable” reserves and “possible” reserves, excluding their valuation.  The SEC defines  “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.”  Williams has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, available from Williams at One Williams Center, Tulsa, OK 74172 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii)  other areas to take into account the low  level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.